As Filed Electronically with the Securities and Exchange Commission on December 12, 2019

Registration No. 333-120690
Registration No. 333-138448
Registration No. 333-152749
Registration No. 333-160423

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-120690
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-138448
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-152749
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-160423

UNDER THE SECURITIES ACT OF 1933

BLACKBAUD, INC.
(Exact name of registrant as specified in its charter)

Delaware	11-2617163
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

65 Fairchild Street
Charleston, South Carolina	29492
(Address of principal executive offices)	(Zip Code)

Blackbaud, Inc. 1999 Stock Option Plan, as amended
Blackbaud, Inc. 2000 Stock Option Plan, as amended
Blackbaud, Inc. 2001 Stock Option Plan, as amended
Blackbaud, Inc. 2004 Stock Plan, as amended
Blackbaud, Inc. 2008 Equity Incentive Plan, as amended
Kintera, Inc. 2000 Stock Option Plan, as amended by Kintera, Inc. and assumed by Blackbaud, Inc.
Kintera, Inc. Amended and Restated 2003 Equity Incentive Plan, as amended by Kintera, Inc.
and assumed by Blackbaud, Inc.
Blackbaud, Inc. 2009 Equity Compensation Plan for Employees from Acquired Companies
(Full title of the plans)

Michael P. Gianoni, President and Chief Executive Officer
Blackbaud, Inc.
65 Fairchild Street
Charleston, South Carolina 29492
(Name and address of agent for service)

(843) 216-6200
(Telephone number, including area code, of agent for service)

Copies to:
R. Douglas Harmon
Parker Poe Adams & Bernstein LLP
401 S. Tryon Street, Suite 3000
Charlotte, North Carolina 28202
Telephone: (704) 335-9020

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following registration statements (collectively, the “Registration Statements”) previously filed with the Securities and Exchange Commission by Blackbaud, Inc. (the “Company”):

(i)          Registration Statement on Form S-8 (File No. 333-120690) filed on November 23, 2004 in connection with an aggregate of 10,571,872 shares of common stock, $.001 par value per share, of the Company (the “Common Stock”) to be issued under the Blackbaud, Inc. 1999 Stock Option Plan, as amended, Blackbaud, Inc. 2000 Stock Option Plan, as amended, Blackbaud, Inc. 2001 Stock Option Plan, as amended, and Blackbaud, Inc. 2004 Stock Plan, as amended,

(ii)         Registration Statement on Form S-8 (File No. 333-138448) filed on November 6, 2006 in connection with 2,000,000 additional shares of Common Stock to be issued under the Blackbaud, Inc. 2004 Stock Plan, as amended,

(iii)        Registration Statement on Form S-8 (File No. 333-152749) filed on August 4, 2008 in connection with an aggregate of 7,201,013 shares of Common Stock to be issued under the Blackbaud, Inc. 2008 Equity Incentive Plan, as amended, the Kintera, Inc. 2000 Stock Option Plan, as amended by Kintera, Inc. and assumed by Blackbaud, Inc., and the Kintera, Inc. Amended and Restated 2003 Equity Incentive Plan, as amended by Kintera, Inc. and assumed by Blackbaud, Inc., and

(iv)        Registration Statement on Form S-8 (File No. 333-160423) filed on July 2, 2009 in connection with 150,000 shares of Common Stock to be issued under the Blackbaud, Inc. 2009 Equity Compensation Plan for Employees from Acquired Companies.

The Company is no longer issuing securities under the plans referenced above and, therefore, has terminated the offering of its securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unissued at the termination of the offering, the Company hereby removes from registration any and all securities that were registered but remain unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, State of South Carolina, on December 11, 2019.

BLACKBAUD, INC.

By:	/s/ Anthony W. Boor
Anthony W. Boor
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Messrs. Michael P. Gianoni, Anthony W. Boor and Jon W. Olson his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post‑effective amendments) to the referenced Registration Statements, under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the referenced Registration Statements has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael P. Gianoni	President, Chief Executive Officer and	December 11, 2019
Michael P. Gianoni	Director (Principal Executive Officer)

/s/ Anthony W. Boor	Executive Vice President and Chief	December 11, 2019
Anthony W. Boor	Financial Officer (Principal Financial
Officer and Principal Accounting Officer)

/s/ Andrew M. Leitch	Chairman of the Board	December 11, 2019
Andrew M. Leitch

/s/ Timothy Chou	Director	December 11, 2019
Timothy Chou

/s/ George H. Ellis	Director	December 11, 2019
George H. Ellis

/s/ Thomas R. Ertel	Director	December 11, 2019
Thomas R. Ertel

/s/ Peter J. Kight	Director	December 11, 2019
Peter J. Kight

/s/ Sarah E. Nash	Director	December 11, 2019
Sarah E. Nash

/s/ Joyce M. Nelson	Director	December 11, 2019
Joyce M. Nelson